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                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


Integrity Music, Inc., incorporated in Delaware

Integrity Incorporated, incorporated in Delaware

Integrity Music Europe Limited, incorporated in the United Kingdom

Integrity Music Pty. Ltd., incorporated in Australia

Integrity Media Asia Pte. Ltd., incorporated in Singapore

Celebration Hymnal LLC, organized in Tennessee

Integrity Publishers, Inc., incorporated in Delaware

M2 Communications, L.L.C., organized in Tennessee

Integrity Direct, LLC, organized in Delaware

Enlight, Inc, incorporated in Tennessee


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